EXHIBIT 99.1

GOLDEN MATRIX REPORTS RECORD REVENUES OF $1.1 MILLION

FOR THE MONTH OF JUNE, AND REVENUES EXCEEDING $2 MILLION

IN THE FIRST TWO MONTHS OF ITS SECOND FISCAL QUARTER

LAS VEGAS – July 12, 2021 – Golden Matrix Group Inc. (OTCPK: GMGI), a developer and licenser of social gaming platforms, systems and gaming content, today announced it had achieved record revenues of $1 million in the month of June, and over $2 million during May and June, the first two months of the company’s second fiscal quarter ending July 31, 2021. Additionally, June represents GMGI’s first month to exceed one million dollars in revenues.

Revenues for these first two months are up about 100% on total revenues of $1.05 million recorded in last year’s second fiscal quarter.

GMGI’s revenues are derived primarily from licensing fees received from gaming operators located in the Asia Pacific (APAC) region and integrated with the company’s state-of-the-art GM-X platform. There are currently 488 operators and 4.6 million registered users across all GMGI’s gaming platforms.

“We are exceptionally pleased by our consistent growth over this past year and our ability to reach one million dollars in monthly revenues,” said Golden Matrix CEO Anthony Goodman. “We fully expect this momentum to continue through both organic growth and the anticipated acquisition of gaming-related businesses that provide us entry to new vertical markets and are accretive to GMGI’s earnings.”

Mr. Goodman added that the rollout of the company’s aggregate gambling platform (GM-Ag), its newest product offering, is expected to begin during the current month.

About Golden Matrix

Golden Matrix Group, based in Las Vegas NV, is an established gaming technology company that develops and owns online gaming IP and builds configurable and scalable white-label gaming platforms for its international customers, located primarily in the Asia Pacific region. The gaming IP includes tools for marketing, acquisition, retention and monetization of users. The company’s platform can be accessed through both desktop and mobile applications.

Our sophisticated software automatically declines any gaming or redemption requests from within the United States, in strict compliance with current US law.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future development activities and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with the Company’s business and finances in general, including the ability to continue and manage its growth, competition, global economic conditions and other factors discussed in detail in the Company’s periodic filings with the Security and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

Connect with us:

Twitter - https://twitter.com/GMGI_Group

Instagram - https://www.instagram.com/goldenmatrixgroup/

Golden Matrix Group

Contact: Scott Yan

info@goldenmatrix.com

www.goldenmatrix.com

2